Storm Cat Energy Corporation Provides Interim Financial and Operations Update

DENVER and CALGARY, Alberta – October 1, 2007 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today provided an interim financial and operations update.

Senior Credit Facility
The Company announced that it has reached an agreement with JPMorgan to restore its borrowing base under its existing senior credit facility to $35.0 million.  As previously announced on August 9, 2007, Storm Cat was not in compliance with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to debt ratio covenant at the end of the second quarter of 2007 due, principally, to the impact of abnormally low gas prices in the Rocky Mountains.  At that time, JPMorgan waived the covenant for the second and third quarters of 2007 and entered into negotiations with the Company to amend the credit agreement covenants.  Until such agreement was reached, the borrowing base under the Company’s credit facility was lowered to $27.5 million.  After review of mid-year Powder River Basin reserves prepared by the Company, JPMorgan has returned the borrowing base under the facility to $35.0 million.  The agreement also waives the EBITDA to debt ratio covenant until March 31, 2008.

PRB Production Curtailment
Additionally, the Company announced that it has temporarily curtailed a portion of its Powder River Basin gas production due to force majeure events on important Rocky Mountain pipeline infrastructure.

A fire on the Cheyenne Plains Gas Pipeline reduced Rockies take-way capacity resulting in extraordinarily low natural gas prices. The pipeline operator expects capacity constraints through mid November.  In light of this situation, the Company has temporarily curtailed its production to equal the volumes of the Company’s financial hedges, or to approximately 7.7 net million cubic feet per day (MMcf/d) at the average price of $6.23 per million British thermal units.

Fayetteville
The Company also announced that it has successfully drilled the first two of its three planned wells on its 17,500 acre Fayetteville Shale project and is currently drilling the third well.  Completion activities have commenced on the first well and the Company anticipates sharing initial flow test results during the fourth quarter.

Storm Cat Chief Executive Officer, Joe Brooker, said: “We are pleased that after reviewing Storm Cat’s mid-year reserve report and through discussions with management, JPMorgan was able to return our borrowing base to $35.0 million.  We are focused on managing low commodity prices in the Rockies with the expectation of improvements with the oncoming of winter and the REX West pipeline.  We are also encouraged by what we have observed to date in our Fayetteville acreage and we are working diligently to assess the productivity of our wells.”

About Storm Cat Energy
Storm Cat Energy is an independent oil and gas company focused, on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin, and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Company Contact:

William Kent
Director, Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

Forward-looking Statements
This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to the proposed use of proceeds.  Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties.  Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.  Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but a change in the use of proceeds, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2006.